EXHIBIT 99

FOR IMMEDIATE RELEASE:

Assisted Living Concepts, Inc. Reports the Closing of Amendment to Heller Line of Credit

PORTLAND, OR, July 11, 2001 — Assisted Living Concepts, Inc. (AMEX: ALF), a national provider of assisted living services (“ALC” or the “Company”), announced today the closing of an amendment to its secured line of credit facility with Heller Healthcare Finance, Inc. As amended, the facility may now be used to pay trade payables, certain professional fees relating to its debt and lease restructuring, closing costs and other anticipated costs, and to fund an interest reserve and tenant deposit account. The amendment reduces the aggregate line of credit available from $45.0 million to $20.0 million, of which the Company has drawn approximately $10.1 million to date. Borrowing under the amended facility is subject to certain conditions, including debt coverage, project yield and loan-to-value requirements. The line of credit may not be used to fund future interest payments on its convertible debentures, and it may no longer be used to repurchase leased facilities or debentures, or to fund future payments in connection with the Company’s litigation settlement.

The line of credit remains guaranteed by the Company; however, the filing of a petition under Chapter 11 of the U.S. Bankruptcy Code by the Company no longer triggers an event of default under the loan agreement with respect to any affiliate of the Company that does not also file such a petition. An additional 10 previously unencumbered residences secure the amended line, which is six fewer than the number that would have been required to secure the original line of credit had the Company drawn the entire $45 million under the original line. The new maturity date is September 28, 2001. If none of the Company or any of the borrower subsidiaries files a petition for relief under Chapter 11 of the U.S. Bankruptcy Code before such date, the borrower subsidiaries may extend the maturity date to the earlier of May 31, 2002, or the earliest date on which the Company or any of the borrower subsidiaries files such a petition.

Contact Information:

Wm. James Nicol, Chairman, President and Chief Executive Officer
(503) 252-6233

Drew Q. Miller, Senior Vice President, Chief Financial Officer and Treasurer
(503) 408-5293